Exhibit 10.5

SECOND AMENDMENT

TO THE INGLES MARKETS, INCORPORATED

INVESTMENT/PROFIT SHARING PLAN

This Second Amendment is made on the 2nd day of November, 2011, by Ingles Markets, Incorporated (the “Primary Sponsor”).

The Primary Sponsor maintains the Ingles Markets, Incorporated Investment/Profit Sharing Plan, originally established by indenture dated September 25, 1972, which plan was amended and restated in its entirety by indenture dated January 28, 2008, and most recently amended on December 29, 2009 (the “Plan”).

The Primary Sponsor now desires to amend the Plan to allow for distributions of Class B Stock.

NOW, THEREFORE, the Primary Sponsor hereby amends the Plan, effective as of January 1, 2011.

1.	Article 10, Section 10.1(e) is hereby amended in its entirety as follows:

“(e) Payment of a Participant’s Account will be made in cash. However, if the value of a Participant’s Account exceeds the fair market value of one hundred (100) shares of Class A or Class B common stock of the Primary Sponsor as of the date on which the distribution is made, the Participant or his designated Beneficiary may elect at his or her discretion to receive payment of the Account in the form of such Class A or Class B shares.”

Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused the Second Amendment to the Plan to be executed by its duly authorized officer on the day and year first above written.

Ingles Markets, Inc.

By:	/s/ Cynthia Brooks

Title:	VP, Human Resources